                                 CONFORMED COPY

                                Dated 9 June 1999



                           (1) MEGGITT FUNDING LIMITED

                                     - and -

                                 (2) MEGGITT PLC

                                     - and -

                        (3) N M ROTHSCHILD & SONS LIMITED



            --------------------------------------------------------

                             UNDERWRITING AGREEMENT

            --------------------------------------------------------



                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 0171-638 1111
                               Fax: 0171-972 7990

                                 ASC/SYW/1159404

                                    CONTENTS

CLAUSE                                                                       PAGE
1.     DEFINITIONS AND INTERPRETATION..........................................3
2.     CONDITIONS..............................................................8
3.     APPLICATION TO THE STOCK EXCHANGE.......................................9
4.     OBLIGATIONS OF THE COMPANY AND MEGGITT..................................9
5.     OVERSEAS SHAREHOLDERS..................................................10
6.     ALLOTMENT AND REGISTRATION.............................................11
7.     SALE OF CERTAIN RIGHTS TO SUBSCRIBE....................................12
8.     STOCK UNITS NOT TAKEN UP...............................................13
9.     UNDERWRITING...........................................................14
10.    FEES, COMMISSIONS AND EXPENSES.........................................15
11.    WARRANTIES.............................................................17
12.    INDEMNITY..............................................................18
13.    ANNOUNCEMENTS..........................................................19
14.    GENERAL................................................................20
15.    NOTICES................................................................21
16.    COUNTERPARTS...........................................................22
17.    GOVERNING LAW..........................................................22

SCHEDULE 1....................................................................23
Delivery of Documents.........................................................23

SCHEDULE 2....................................................................25
Warranties....................................................................25

SCHEDULE 3....................................................................31
Certificate...................................................................31









THIS AGREEMENT is made the 9th June 1999

BETWEEN:-

(1)     MEGGITT FUNDING LIMITED (No. 35311) whose registered office is at
        Jardine House, Clifton, St Peter Port, Guernsey GY1 2PH (the "COMPANY");

(2)     MEGGITT PLC (No. 432989) whose registered office is at Farrs House,
        Cowgrove, Wimborne, Dorset BH21 4EL ("MEGGITT"); and

(3)     N M ROTHSCHILD & SONS LIMITED (No. 925279) whose registered office is at
        New Court, St Swithin's Lane, London EC4P 4DU.

RECITALS:-

(A) Meggitt has conditionally agreed pursuant to the Merger Agreement to effect the Acquisition.

(B)     Meggitt is proposing to finance the Acquisition:

          (i) by means of the bank facilities to be made available to Meggitt pursuant to the Facility Agreement; and

          (ii)   by means of the Issue.

(C) The Company is proposing to offer to Qualifying Holders (other than Excluded Holders) Stock Units for subscription by way of rights at the Issue Price on the basis of 2 Stock Units for every 9 Ordinary Shares held at the close of business on the Record Date.

(D) Subject to the passing of the Resolution, the Directors will have authority and be empowered under sections 80 and 95 of the Act to allot the New Ordinary Shares immediately following conversion of the Stock
        Units into Meggitt Funding Ordinary Shares and full acceptance of the Offer and to do so otherwise than in compliance with section 89 of the Act.

(E) This agreement sets out the terms and conditions upon and subject to which the Underwriter is willing to underwrite the Issue.


THE PARTIES AGREE AS FOLLOWS:-

1.      DEFINITIONS AND INTERPRETATION

1.1 In this agreement (including the recitals and the schedules), the following words and expressions shall, unless the context otherwise requires, have the following meanings:-

        "ACCEPTANCE DATE" means the date which is specified in the Provisional
        Allotment Letter as being the final day for acceptance and payment in full under the Issue;

                                      -3-






        "ACCOUNTS" means the published annual report and audited accounts of the Group as at and for the financial year ended on the Accounts Date;

        "ACCOUNTS DATE" means 31 December 1998;

        "ACQUISITION" means the proposed acquisition of Whittaker by Meggitt by way of the Tender Offer and Merger as described in the Circular;

        "ACT" means the Companies Act 1985;

        "ADMISSION" means the admission of the Stock Units, nil paid to the Official List becoming effective within the meaning of paragraph 7.1 of the Listing Rules;

        "AUDITORS" means Deloitte & Touche of Queen Anne House, 69 - 71 Queen
        Square, Bristol BS1 4JP;

        "AUSTRALIAN HOLDERS" means Qualifying Holders with registered addresses in the Commonwealth of Australia, its states, territories or possessions;

        "BROKERS" means Merrill Lynch International;

        "CANADA" means Canada, its provinces, territories or possessions;

        "CIRCULAR" means the circular to shareholders of the Company in the agreed form containing inter alia details of the Issue and constituting a Prospectus;

        "DEALING DAY" means a day upon which dealings in domestic securities may take place on and with the authority of the Stock Exchange;

        "DEED POLL" means the deed poll constituting the Stock Units, the terms of which are summarised in the Circular, to be executed by the Company and Meggitt;

        "DIRECTORS" means the existing directors of Meggitt listed in the Circular;

        "EGM CONDITION" means the condition of the approval of the shareholders of Meggitt in relation to the Merger, the Tender Offer and associated documentation, such condition being a condition of the Tender Offer being consummated;

        "EGM DATE" means 5 July 1999;

        "ENLARGED GROUP" means the Group as enlarged by the acquisition of the Whittaker Group;

        "EXCLUDED HOLDERS" means Qualifying Holders with registered addresses in the United States of America, Canada, Australia and the Republic of
        Ireland;

        "EXTRAORDINARY GENERAL MEETING" means the extraordinary general meeting of Meggitt to be convened for the EGM Date pursuant to the notice of meeting set out in the Circular;



                                      -4-




        "FACILITY AGREEMENT" means the credit agreement dated 9 June 1999, between Meggitt, Barclays Capital and HSBC Investment Bank plc as arrangers (as defined therein), HSBC Investment Bank plc as agent (as defined therein) and the banks and other financial institutions named in it as banks as described more fully in the Circular;

        "FORM OF PROXY" means the form of proxy, for use by Meggitt shareholders, or form of direction, for use by members of the Profit
        Sharing Share Scheme, in the agreed form for use in connection with the Extraordinary General Meeting;

        "FSA" means the Financial Services Act 1986;

        "GROUP" means Meggitt and its subsidiaries and subsidiary undertakings and the expression "GROUP COMPANY" means any one of them;

        "INDEMNIFIED PERSONS" means the Underwriter, each other member of the Underwriter Group and all of their respective directors, officers and employees, each of whom shall be an "INDEMNIFIED PERSON" for the purposes of this agreement;

        "ISSUE" means the proposed offer by way of rights of the Stock Units to Qualifying Shareholders as described in the Circular;

        "ISSUE DOCUMENTS" means the Circular, the Form of Proxy and the Provisional Allotment Letter;

        "ISSUE PRICE" means 160p per Stock Unit;

        "LISTING RULES" means the rules and regulations made by the Stock
        Exchange pursuant to Part IV of the FSA and contained in the Stock
        Exchange's publication of the same name;

        "MERGER" means the merger of Meggitt Acquisition Inc. with Whittaker in accordance with the laws of the state of Delaware, to be effected pursuant to the Merger Agreement;

        "MERGER AGREEMENT" means the agreement and plan of Merger dated as of 9
        June 1999, entered into by Meggitt, Meggitt Acquisition Inc. and
        Whittaker providing for the Merger of Meggitt Acquisition Inc. with Whittaker, as amended, modified, supplemented, or replaced from time to time by agreement between the parties to it and as described more fully in the Circular;

        "MEGGITT ACQUISITION INC." means an indirect, wholly-owned subsidiary of Meggitt, incorporated in the state of Delaware, which will be merged with Whittaker upon the Merger becoming effective;

        "MEGGITT FUNDING ORDINARY SHARES" means the ordinary shares of 5p each in the capital of the Company;

        "NEW ORDINARY SHARES" means the new Ordinary Shares to be issued, credited as fully paid, in connection with the Offer in exchange for Meggitt Funding Ordinary Shares;


                                      -5-





        "NORTH AMERICAN HOLDERS" means Qualifying Holders with registered addresses in the United States or Canada;

        "OFFER" means the offer by Meggitt for the Meggitt Funding Ordinary
        Shares, details of which are contained in the Circular, to be completed on conversion of the Stock Units and satisfied by the issue of New
        Ordinary Shares;

        "OFFICIAL LIST" means the Official List of the Stock Exchange;

        "ORDINARY SHARES" means ordinary shares of 5p each in the capital of Meggitt;

        "PRESS ANNOUNCEMENT" means the announcement in the agreed form to be released on the Press Announcement Date by Meggitt giving details of the Issue;

        "PRESS ANNOUNCEMENT DATE" means 9 June 1999;

        "PROFIT SHARING SHARE SCHEME" means the scheme operated by Meggitt through which UK employees are able to hold shares in Meggitt;

        "PROSPECTUS" means a prospectus in the agreed form to be issued by Meggitt giving details of the Issue and constituting a prospectus for the purposes of the Listing Rules relating to the Company and the Stock
        Units;

        "PROVISIONAL ALLOTMENT LETTER" means the renounceable provisional allotment letter in the agreed form to be issued, subject as provided in clause 5, to Qualifying Holders in accordance with their respective entitlements under the Issue;

        "QUALIFYING HOLDERS" means holders of Ordinary Shares whose names appear on the register of members on the Record Date;

        "RECEIVING BANK" means The Royal Bank of Scotland plc of PO Box 435,
        Owen House, 8 Bankhead Crossway North, Edinburgh EH11 4BR;

        "RECORD DATE" means the close of business on 8 June 1999;

        "REPUBLIC OF IRELAND HOLDERS" means Qualifying Holders with registered addresses in the Republic of Ireland;

        "RESOLUTION" means the special resolution to be proposed at the Extraordinary General Meeting contained in the Circular;

        "STOCK EXCHANGE" means London Stock Exchange Limited;

        "STOCK UNITS" the units of redeemable convertible unsecured loan stock of 5p each in the Company to be issued pursuant to the Issue and to become convertible into Meggitt Funding Ordinary Shares, the terms of which stock units are contained in the Deed Poll;


                                      -6-





        "TAKEN UP" has the meaning ascribed thereto in clause 8.2;

        "TENDER OFFER" means the tender offer by Meggitt Acquisition, Inc. for all the issued and outstanding Whittaker Shares;

        "TENDER OFFER DOCUMENT" means the agreement setting out the terms and conditions of the Tender Offer;

        "UNDERWRITER GROUP" means the Underwriter, any parent company of the Underwriter and any subsidiary or subsidiary undertaking of the Underwriter or of any such parent company and any body corporate in which any of those entities holds a qualifying capital interest (within the meaning of paragraph 30 of Schedule 1 to the FSA);

        "UNITED STATES" means the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia;

        "UNSUBSCRIBED UNITS" means any Stock Units not taken up;

        "VERIFICATION NOTES" means the verification notes prepared for the purpose of substantiating the accuracy and completeness of the contents of the Circular;

        "WARRANTIES" means the representations and warranties contained in
        Schedule 2;

        "WHITTAKER" means Whittaker, Inc, a US company incorporated in the State of Delaware;

        "WHITTAKER GROUP" means Whittaker and its subsidiaries and subsidiary undertakings;

        "WHITTAKER SHARES" means the issued and outstanding shares of common stock, par value of $0.01 per share of Whittaker; and

        "WORKING CAPITAL REPORT" means the report on the cashflow and working capital projections of the Enlarged Group for the period ending 31
        December 2000.

1.2     In this agreement:-

(a) references to clauses and schedules are to clauses of, and schedules to, this agreement;

(b)     words and expressions defined in the Act shall bear the same meaning;

(c) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and to any subordinate legislation made under the statute or statutory provision before the date of this agreement;

(d)     references to time of day are to London times;

(e) a reference to a person includes a body corporate, association or partnership;


                                      -7-





(f) headings to clauses and paragraphs are included for convenience only and shall be disregarded in the interpretation of this agreement;

(g) a reference to a document being in the "AGREED FORM" means in the form of the draft or proof of the document signed or initialled for the purpose of identification by or on behalf of the Company and the Underwriter with such amendments thereto (if any) as may subsequently be agreed between the Company and the Underwriter and so that references to any such document shall, where appropriate, be to such document as so amended.

2.      CONDITIONS

2.1 The obligations of the Underwriter under clauses 7, 8 and 9 are conditional in all respects upon:-

(a) the Press Announcement having been delivered to the Stock Exchange by not later than 9.00 a.m. on the date of this agreement;

(b) the formal approval by the Stock Exchange of the Circular as a Prospectus as required by paragraph 5.12 of the Listing Rules and the formal approval by the Advisory and Finance Committee of the States of Guernsey under the Control of Borrowing (Bailiwick of Guernsey)
        Ordinances, 1959-1989 to the issue by the Company of the Stock Units and the Meggitt Funding Ordinary Shares and to the circulation of the Circular in the Bailiwick, both by not later than 6.00 p.m. on the business day following the date of this agreement;

(c) the delivery of two copies of the Circular to the Registrar of Companies in England and Wales as required by section 149(1) of the FSA by not later than 6.00 p.m. on the date on which condition 2.1(b) is satisfied;

(d) subject as provided in clause 5, the Circular and Form of Proxy having been posted to holders of existing Ordinary Shares by not later than the date on which condition 2.1(b) is satisfied;

(e)     subject as provided in clause 5, the posting of Provisional Allotment
        Letters to Qualifying Holders on the date on which condition 2.1(b) is satisfied;

(f) none of the Warranties being untrue or inaccurate at the date of this agreement or becoming untrue or inaccurate by the time of Admission by reference to the facts and circumstances from time to time subsisting;

(g) the Company and Meggitt complying in all material respects with their obligations under this agreement to the extent that the same fall to be performed prior to Admission and there not having occurred or arisen prior to Admission any significant change or new matter as is referred to in paragraph (a) or (b) of section 147(1) of the FSA;



                                      -8-




(h) the delivery by Meggitt to the Underwriter immediately prior to Admission of a certificate signed by a duly authorised officer of Meggitt in the form set out in Schedule 3 upon delivery of which condition 2.1(f) will be deemed satisfied; and

(i)     Admission taking place by not later than 9.00 a.m. on 11 June 1999.

2.2 If any of the conditions set out in clause 2.1 shall not have been fulfilled (or waived by the Underwriter) on or before the date or time specified for the fulfilment thereof or such later date and/or time as the Underwriter shall agree (being not later than 9.00 a.m. on 14 June
        1999) this agreement shall ipso facto cease and determine and neither party shall have any claim against the other for any costs, damages, compensation or otherwise hereunder except that:-

        (a) such termination shall be without prejudice to any accrued rights or obligations under this agreement;

        (b) the Company, or failing the Company, Meggitt shall pay to the Underwriter the commissions, fees and expenses specified in clause 10 (subject as provided therein); and

        (c) the provisions of clauses 12, 13, 14, 15 and 17 shall remain in full force and effect.

2.3 The Company and Meggitt shall use their respective reasonable endeavours to procure the fulfilment of the conditions set out in clause 2.1 by the dates and/or times specified therein.

3.      APPLICATION TO THE STOCK EXCHANGE

        The Company and/or Meggitt confirm to the Underwriter that application has been made (at the expense of Meggitt and/or the Company) through the Brokers to the Stock Exchange for formal approval of the Circular as a Prospectus and for the admission of the Stock Units to the Official
        List. The Company and Meggitt will, in conjunction with the Underwriter, use all reasonable endeavours (i) to obtain such approval by not later than 6.00 p.m. on the date of this agreement, (ii) to obtain the grant of such admission (subject only to the posting of Provisional Allotment
        Letters) by not later than noon on the Press Announcement Date and (iii) to procure that Admission takes place by not later than 9.00 a.m. on the first Dealing Day following the Press Announcement Date and, for such purpose, Meggitt and the Company shall supply all such information and documentation, give all such undertakings, execute all such documents, pay all such fees and generally do or procure to be done all such things as may be necessary or required by the Stock Exchange for the purposes of or in connection with the application for such approval and the grant of such admission.

4.      OBLIGATIONS OF THE COMPANY AND MEGGITT

4.1 The Company shall (and Meggitt shall procure that the Company shall) procure that there are delivered to the Underwriter the documents referred to in Schedule 1 at the times specified in, and otherwise in accordance with the requirements of, that Schedule.



                                      -9-




4.2 Meggitt hereby authorises and requests the Underwriter to release the Press Announcement to the Stock Exchange by not later than 9.00 a.m. on the date of this agreement.

4.3 Subject to the Circular having been approved by the Stock Exchange as a Prospectus, Meggitt shall use reasonable endeavours to procure that:-

        (a) two copies of the Circular are delivered by or on behalf of the Company to the Registrar of Companies in England and Wales for registration pursuant to section 149 of the FSA by not later than 6.00 p.m. on the business day following the date of this agreement;

        (b) further copies of the Circular, together with the Accounts, are made available in accordance with paragraphs 8.4, 8.4A, 8.5,
                 8.6 and 8.21 of the Listing Rules;

        (c) subject as provided in clause 5, the Circular and Form of Proxy are posted to shareholders of the Company by not later than the date on which the requirement in clause 4.3(a) is satisfied;

        (d) subject to the provisional allotment of the Stock Units having been made in accordance with clause 6.1 and subject as otherwise provided in clause 5, Provisional Allotment Letters are posted to Qualifying Holders on the date on which the requirement set out in clause 4.3(a) is satisfied; and

        (e)      the information referred to in paragraph 4.20 of the Listing
                 Rules is notified to the Company Announcements Office of the Stock Exchange as required by that paragraph.

4.4 Meggitt shall notify the Underwriter forthwith of any fact or circumstance which occurs or arises between the date of this agreement and Admission and which is or may constitute a significant change or new matter for the purposes of section 147 of the FSA and, without prejudice to clause 2, shall procure that any such change or new matter shall be dealt with in accordance with section 147 of the FSA and paragraphs
        5.14, 5.15, 5.16 and 8.20 of the Listing Rules.

4.5 Meggitt hereby undertakes not to exercise any right it may have to waive the EGM Condition.

5.      OVERSEAS SHAREHOLDERS

5.1 Save with the prior written consent of the Underwriter and as permitted under an exemption from registration under the United States Securities
        Act of 1933, as amended and any applicable State Securities Law, Provisional Allotment Letters will not be sent to Qualifying Holders who are North American Holders but the Circular will be sent to such persons.

5.2 Provisional Allotment Letters will not be sent to Qualifying Holders who are Australian Holders but Circulars will be sent to such persons solely in connection with the EGM.


                                      -10-





5.3 Provisional Allotment Letters sent to Qualifying Holders with registered addresses in South Africa will carry no right to renounce.

5.4 Provisional Allotment Letters will not be sent to Qualifying Holders who are Republic of Ireland Holders but Circulars will be sent to such persons solely in connection with the EGM.

5.5 Neither the Company nor Meggitt will exercise the right reserved by it to reject a Provisional Allotment Letter in the circumstances set out in paragraph 5(a) of Part II of the Circular without the consent of the Underwriter, such consent not to be unreasonably withheld or delayed.

5.6 The Underwriter shall ensure that neither it nor its affiliates nor any person acting on behalf of the Underwriter or its affiliates will:-

        (a) engage in any directed selling efforts with respect to the Provisional Allotment Letters, Stock Units or New Ordinary
                 Shares; or

        (b)      offer or sell Provisional Allotment Letters, Stock Units or
                 New Ordinary Shares by means of any form of general solicitation or general advertising within the meaning of Rule
                 502(c) under the United States Securities Act of 1933 as amended (the "SECURITIES ACT"); or

        (c)      offer or sell Provisional Allotment Letters, Stock Units or New
                 Ordinary Shares within the United States except in accordance with Rule 903 of Regulation S under the Securities Act
                 ("REGULATION S"), pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

5.7 The Underwriter shall ensure that each sub-underwriter procured by it agrees that the restrictions set out in clause 5.6 apply to it.

5.8 Terms used in clause 5.6 have the meanings given to them by Regulation S under the Securities Act.

6.       ALLOTMENT AND REGISTRATION

6.1 Subject to (i) the Circular having been approved by the Stock Exchange as a Prospectus, (ii) the delivery of two copies thereof to the Registrar of Companies in England and Wales in accordance with clause
        4.3(a), and (iii) the Stock Exchange having agreed to admit the Stock
        Units to the Official List (subject only to the posting of Provisional
        Allotment Letters) Meggitt shall procure that the Stock Units are provisionally allotted to Qualifying Holders (other than Excluded
        Holders) on the date on which the Provisional Allotment Letters are posted upon the basis and otherwise on the terms and subject to the conditions set out in the Issue Documents. The allotment of the Stock
        Units shall be made pursuant to a resolution of the board of directors of the Company (or a duly established and authorised committee thereof).
        Fractions of Stock Units shall not be allotted to Qualifying Holders.
        Fractional entitlements will be aggregated and the resulting number of Stock Units and the Stock Units attributable to Excluded Holders shall be dealt with in accordance with clause 7.


                                      -11-





6.2 Meggitt shall procure that, by not later than the third Dealing Day following the Acceptance Date, the provisional allotments of the Stock
        Units which have been taken up are confirmed and the provisional allotments of the Stock Units which have not been taken up are cancelled and new allotments thereof made in favour of the persons who, pursuant to clauses 8.4 and/or 9, subscribe for such units. Such confirmation, cancellation and new allotment shall be made pursuant to a resolution of the board of directors of the Company (or a duly established and authorised committee thereof).

6.3 Meggitt shall upon the expiry of the renunciation period under the Issue procure the registration (without registration fee) as holders of the Stock Units of the persons entitled thereto (and in accordance with the directions of the persons entitled thereto as to registration) and that definitive certificates are forwarded to the persons so registered on or before the date specified in the Circular.

6.4 On conversion of the Stock Units into Meggitt Funding Ordinary Shares and full acceptance of the Offer resulting in the issue of the New
        Ordinary Shares, the New Ordinary Shares will, when issued and fully paid, rank pari passu in all respects with the existing issued shares:-

        (a) save that they will not rank for the final dividend in respect of the financial year ended 31 December 1998; and

        (b) provided that the conversion of the Stock Units shall occur prior to the record date for the payment of the interim dividend in respect of the financial year ending 31 December
                 1999.

7.      SALE OF CERTAIN RIGHTS TO SUBSCRIBE

        By not later than 8.30 a.m. on the day on which Admission takes place the Company will procure that the Underwriter is notified in writing of the number of Stock Units which represents the aggregate of fractional entitlements arising in respect of the Issue and of the number of Stock
        Units attributable to Excluded Holders under the Issue. As soon as practicable after Admission, but before 3.00 p.m. on the Acceptance
        Date, the Underwriter will, as agent of the Company, instruct the Brokers to endeavour to procure purchasers for so many of the rights to such Stock Units as can be sold nil paid at a premium net of expenses
        (including value added tax). As soon as reasonably practicable thereafter, the Underwriter will account to the Company (or to the Receiving Bank) for the net proceeds of sale (after deduction of expenses including Brokers' commission) of so many of such rights to Stock Units as shall have been sold nil paid against delivery to the Underwriter (or as it may direct) of nil paid Provisional Allotment
        Letters in respect of the rights to the Stock Units so sold in such names and denominations as the Underwriter may require. Such sales will be deemed to have been made in the first instance in respect of rights to Stock Units attributable to Excluded Holders and, to the extent that there are sufficient such sales, thereafter in respect of rights to Stock Units attributable to fractional entitlements. If any of the rights to such Stock Units are not so sold by 3.00 p.m. on the Acceptance Date, such Stock Units will be dealt with as Stock Units not taken up in accordance with clause 8.3. The Company will (or failing which Meggitt will) (or will procure that the Receiving Bank will) pay to Excluded Holders PRO RATA to their holdings of Ordinary Shares as at the close of business on the



                                      -12-





        Record Date the net proceeds received by it in respect of the sale of rights to Stock Units attributable to Excluded Holders pursuant to this clause 7 as soon as practicable after receipt (save that individual amounts of less than 'L'3.00 per holding shall not be so paid but shall be retained by the Company). The Company shall be entitled to retain for its own use and benefit the net proceeds so received by it in respect of the sale of rights to Stock Units representing fractional entitlements.

8.      STOCK UNITS NOT TAKEN UP

8.1 If, by 3.00 p.m. on the Acceptance Date, all the Stock Units shall have been taken up, or are deemed to be taken up by such time pursuant to the proviso to clause 8.2, the obligations of the Underwriter under clauses
        8.4 and 9 shall thereupon terminate.

8.2 Stock Units comprised in Provisional Allotment Letters which shall have been lodged for acceptance (whether by the person to whom they were provisionally allotted or by renouncees of the right to accept allotment) by 3.00 p.m. on the Acceptance Date in accordance with the terms of the Issue Documents, accompanied by cheques (which have not, before 3.00 p.m. on the Acceptance Date, been notified to the Receiving
        Bank as not having been accepted by the drawee on first presentation) or other remittances for the full amount payable in respect thereof are referred to in this agreement as having been "taken up" provided that, at the discretion of the Underwriter, the Company and Meggitt, Stock
        Units shall be deemed to have been taken up by 3.00 p.m. on the Acceptance Date if a cheque or other remittance for the full amount payable in respect thereof (and whether or not such cheque or other remittance shall be honoured) is received prior to 3.00 p.m. on the Acceptance Date from an authorised person (as defined in the FSA) who shall have identified the Stock Units concerned and undertaken to lodge the relevant Provisional Allotment Letter duly completed in due course.

8.3 If, however, by 3.00 p.m. on the Acceptance Date any of the Stock Units shall not have been taken up, the Company will procure that the Underwriter is notified in writing as soon as possible thereafter and in any event not later than 8.30 a.m. on the Dealing Day next following the Acceptance Date of the number of Stock Units not so taken up. Meggitt, the Company, and the Underwriter shall consult with each other as to whether the Stock Exchange should be notified of the number of Stock
        Units not taken up before the Brokers are instructed to endeavour to procure subscribers for the Stock Units not taken up pursuant to clause
        8.4. The obligation to consult under this clause 8.3 shall not prevent the Underwriter from making its own announcement to the Stock Exchange in respect of the number of Stock Units not taken up if it considers, in its absolute discretion, that such an announcement should be made in order to prevent or avoid the possibility of a breach of section 47 of the FSA.

8.4 The Underwriter shall, as agent for the Company, instruct the Brokers to endeavour to procure subscribers for all or as many as possible of such Stock Units on the terms (in so far as the same are applicable) of the Issue Documents as soon as reasonably practicable and in any event by not later than 3.00 p.m. on the second Dealing Day next following the Acceptance Date if a price which is not less than the aggregate of the Issue Price and the expenses of procuring such subscription, including any value added tax thereon, can be obtained provided that the Underwriter may, at any time after 3.00 p.m. on the Acceptance



                                      -13-





        Date, instruct the Brokers no longer to endeavour to procure any such subscribers if it has been informed by the Brokers that, in the opinion of the Brokers, it is unlikely that any such subscriber(s) can be so procured at such a price by such time whereupon the Underwriter shall not be under any obligation to endeavour to procure any such subscribers. Forthwith upon the Underwriter notifying the Company that any such subscribers shall have been procured on the basis described above, the Company will procure delivery to the Underwriter of duly receipted fully paid Provisional Allotment Letters for the Stock Units so subscribed in such names and in such denominations as the Underwriter shall notify to the Company and the Underwriter will, as soon as practicable and in any event not later than the close of business on the fifth Dealing Day following the Acceptance Date, account to the Company
        (or to the Receiving Bank) for the proceeds received from subscribers procured pursuant to this clause 8.4 (after deduction of the expenses of procuring such subscription including any value added tax thereon). The
        Company will, as soon as practicable after receipt thereof, distribute, or cause to be distributed, such proceeds (after deduction of the Issue
        Price) to the Qualifying Holders to whom the relevant Stock Units were provisionally allotted or, in the case of Stock Units attributable to Excluded Holders, to such Excluded Holders PRO RATA to their holdings of Ordinary Shares at the close of business on the Record Date, save that individual amounts of less than 'L'3.00 per holding shall be retained by the Company.

8.5     Any transactions carried out by the Underwriter pursuant to this clause
        8 will constitute transactions carried out at the Company's request and as its agent and not for the Underwriter's own account. The Underwriter shall, however, be entitled to receive and/or retain and/or allow the Brokers or its other agents to retain any commission or brokerages paid to it or its agents in connection with the implementation of any such transactions and shall not be under any liability to account for any benefit or advantage derived from such transactions by it or any company connected with it. The Underwriter is not to be responsible, whether to the Company, to Meggitt, any Qualifying Holder or any other shareholder or otherwise, for any loss or damage to any person arising from any such transactions or for any insufficiency or alleged insufficiency of any dealing price at which any rights to Stock Units may be sold or subscribers for Stock Units may be procured by it or for the timing of any such sale or subscription unless and to the extent that the same result from the negligence or wilful default of the Underwriter.

9.      UNDERWRITING

        The Underwriter shall, as agent for the Company, procure subscribers or failing that itself subscribe on the terms and conditions and on the basis of the information contained in the Issue Documents (except as regards the time and method for acceptance and payment) and in reliance upon the Warranties for any of the Stock Units notified to it as not taken up and not subscribed pursuant to clause 8.4 and the Underwriter shall as soon as practicable following receipt and in any event, not later than the close of business on the fifth Dealing Day following the Acceptance Date, pay or procure payment to the Company or such account as Meggitt (on behalf of the Company) may nominate on reasonable notice, as agent for the persons it procures and/or as principal as aforesaid, (or to the Receiving Bank) of the Issue Price for such Unsubscribed
        Units against delivery to the Underwriter (or as it may direct) of duly receipted fully paid Provisional Allotment Letters in respect of any Unsubscribed Units in such names and denominations as the Underwriter shall require. In default of the


                                      -14-





        Underwriter so doing in respect of any Unsubscribed Units, the Company and/or Meggitt is hereby irrevocably authorised to be at liberty to treat this agreement as the Underwriter's application for such Unsubscribed Units on and subject to the terms and conditions and on the basis of the information contained in the Issue Documents (except as regards the time and method for acceptance and payment) and in reliance upon the Warranties and to allot and issue the same to the Underwriter on such terms and conditions and payment therefor at the Issue Price shall be made by the Underwriter against delivery to it (or as it may direct) of duly receipted fully paid Provisional Allotment Letters in respect of such Unsubscribed Units in such names and denominations as the Underwriter shall require. Upon payment as aforesaid, the Underwriter shall be under no further liability to the Company and/or
        Meggitt under this clause 9.

10.     FEES, COMMISSIONS AND EXPENSES

10.1 The Company shall or, failing the Company, Meggitt shall pay to the Underwriter for its services in underwriting the issue of the Unsubscribed Units and otherwise in connection with the Issue:-

        (a)      a commission of 1 1/4 per cent. (one and one quarter per cent.)
                 on the aggregate Issue Price of the Stock Units in respect of the period from (and including) the date of this agreement to (but excluding) the date falling thirty days after the date of this agreement out of which the Underwriter will pay:-

                 (i) a sub-underwriting commission of 1/2 per cent. (half per cent.) of such amount to such sub-underwriters as it may procure; and

                 (ii)    a fee to the Brokers of 1/4 (one quarter per cent.);

        (b)      a commission of 1/8 per cent. (one eighth of one per cent.)
                 on the aggregate Issue Price of the Stock Units in respect of each period of seven days or part thereof from (and including) the date falling thirty days after the date of this agreement to (and including) the earlier of:-

                 (i) the date on which the sub-underwriters (if any) are notified in writing, or by the publication of an announcement in the London Stock Exchange Regulatory
                         News Service, of the number of Stock Units (if any) to be taken up by sub-underwriters in accordance with the terms of any agreement such sub-underwriters may have with the Broker; or

                 (ii)    the second Dealing Day after the Acceptance Date; or

                (iii) the date on which the Underwriter's obligations under clauses 7, 8 and 9 terminate pursuant to clause 2 or clause 11; and

        (c) if all the obligations of the Underwriter under clauses 7, 8 and 9 become unconditional in all respects, a further commission of 3/4 per cent. (three quarters per cent.) on the aggregate Issue Price of the Stock Units;



                                      -15-




        or, in the case of the aggregate of the commissions referred to in clause 10.1 above save for the fee referred to in clause 10.1(a)(ii) and the commission referred to in clause 10.1(b), such smaller amount, if any, as the Underwriter shall notify to the Company and/or Meggitt.

        The Underwriter shall procure that the Brokers will use all reasonable endeavours to seek commitments on a tender basis from institutions and other investors to sub-underwrite such that the commissions referred to in clause 10.1 (save for clauses 10.1(a)(ii) and 10.1(b)) are reduced to the greatest extent possible.

        Such commissions shall be paid to the Underwriter whether or not it shall be called upon to subscribe or procure subscribers for any of the Stock Units under this agreement and (save for the commission in clause
        10.1(c)) whether or not the obligations of the Underwriter under clauses
        7, 8 and 9 of this agreement become unconditional.

        Out of such commissions, the Underwriter shall pay sub-underwriting commissions to such persons (if any) as it may procure to subscribe
        Stock Units pursuant to clause 9. Such commissions shall be paid by the Company or, failing the Company, by Meggitt to the Underwriter by not later than 3.00 p.m. on the day upon which the Underwriter procures payment to the Company (or to the Receiving Bank) pursuant to clause 8.4 or 9 or, as the case may be, on the second Dealing Day after the date on which the Underwriter's obligations under clauses 7, 8 and 9 terminate pursuant to clause 2. The Underwriter shall be entitled to deduct some or all of such commissions from any amount otherwise payable by the Underwriter to the Company or to Meggitt, as the case may be, under this agreement.

10.2 The Company or, failing the Company, Meggitt shall bear all other expenses of and incidental to this agreement and the Issue (including, without limitation, Stock Exchange fees, registration fees, receiving bankers' and registrars' fees, the fees of the Brokers, the costs of printing, advertising and circulating the Press Announcement and the Issue Documents, accounting fees and expenses, the Company's, Meggitt's and the Underwriter's legal fees and expenses (whether or not the Underwriter's obligations hereunder become unconditional or terminate), the Company's, Meggitt's and the Underwriter's out-of-pocket expenses and all stamp duty, stamp duty reserve tax and other taxes and duties payable).

10.3 The Company or, failing the Company, Meggitt shall forthwith upon request by the Underwriter pay or reimburse the Underwriter the amount of any expenses for which Meggitt or the Company shall be responsible pursuant to clause 10.2 but which the Underwriter may have paid or incurred on behalf of the Company or Meggitt in connection with the Issue.

10.4    Where pursuant to clause 10.2 or 10.3 or clause 12 a sum (a "RELEVANT
        SUM") is to be paid or reimbursed to the Underwriter in respect of any cost or expense paid or incurred by the Underwriter and that cost or expense includes an amount in respect of value added tax (the "VAT
        ELEMENT"), the Company or, failing the Company, Meggitt shall pay an amount to the Underwriter in respect of the VAT Element that shall be determined as follows:-

        (a) if the Relevant Sum constitutes for value added tax purposes payment to the Underwriter for the supply by it of goods or services to the Company, a sum equal to


                                      -16-





                 the proportion of the VAT Element that the Underwriter certifies as representing irrecoverable input tax in the hands of the Underwriter, that certificate to be conclusive save in the case of manifest error; and

        (b) if the Relevant Sum constitutes for value added tax purposes the reimbursement of a cost or expense incurred by the Underwriter as agent for the Company and/or Meggitt, a sum equal to the whole of the VAT Element, and where a sum equal to the VAT Element has been reimbursed to the Underwriter under paragraph (b) above, the Underwriter shall provide the Company or, where relevant, Meggitt with an appropriate tax invoice in respect of the supply to which the Relevant Sum relates, that is to say a tax invoice naming the Company or, where relevant, Meggitt as the recipient of the supply and issued either by the Underwriter or, if the Underwriter has treated the relevant cost or expense as a disbursement for value added tax purposes, by the person making the supply.

10.5 If the performance by the Underwriter of any of its obligations under this agreement shall represent for value added tax purposes the making by the Underwriter of any supply of goods or services to the Company or Meggitt that is taxable at a positive rate, the Company or, where relevant, Meggitt shall pay to the Underwriter, in addition to the amounts otherwise payable by the Company to the Underwriter pursuant to this agreement (including, without limitation, amounts payable by the Company or, where relevant, Meggitt to the Underwriter pursuant to clause 10.4), an amount equal to the value added tax chargeable on any such supply, that payment to be made within seven days of the Underwriter requesting the same and against production by the Underwriter of a proper tax invoice

11.     WARRANTIES

11.1 Meggitt warrants to the Underwriter as at the date hereof in the terms set out in Schedule 2. Meggitt acknowledges that the Underwriter is entering into this agreement in reliance upon each of the Warranties, each of which has also been given as a representation and with the intention of inducing the Underwriter to enter into this agreement. Each of the Warranties shall be construed separately and none of the Warranties shall be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this agreement.

11.2 Meggitt undertakes to notify the Underwriter forthwith if it comes to the knowledge of Meggitt or any of the Directors that:-

        (a) any of the Warranties was untrue or inaccurate when made and/or that any of the Warranties has ceased to be true or accurate by reference to the facts and circumstances from time to time subsisting;

(b) any fact, matter or circumstance has arisen or occurred or exists which may give rise to a claim under the indemnity in clause 12.2.

11.3 If at any time prior to Admission (i) it comes to the knowledge of the Underwriter (whether by way of receipt of a notification pursuant to clause 11.2 or otherwise) that any of the


                                      -17-





        Warranties were at the date of this agreement untrue or inaccurate in any material respect and/or have become untrue or inaccurate in any material respect by reference to the facts and circumstances from time to time subsisting and (ii) in the reasonable opinion of the Underwriter, the fact or circumstance which has caused such Warranty to be or become untrue or inaccurate is material in the context of the underwriting hereunder, the Underwriter may by notice to Meggitt to be delivered before Admission terminate its obligations under this agreement. In such event clause 2.2 will apply as if any of the conditions contained in clause 2.1 had not been fulfilled. Meggitt shall have no claim against the Underwriter if, being entitled to do so, the Underwriter gives notice of termination.

11.4 The Warranties shall remain in full force and effect notwithstanding completion of this agreement.

12.     INDEMNITY

12.1 No claim shall be made against any Indemnified Person by Meggitt and/or the Company to recover any loss or damage which Meggitt and/or the Company or the Directors or any other person may suffer or incur by reason of or arising out of the carrying out or performance by the Underwriter (or by any Indemnified Person on its behalf) of its obligations or services hereunder or in connection with the Issue or the publication or despatch of any of the Issue Documents unless and to the extent that such loss or damage results from the negligence or wilful default of the Underwriter or any Indemnified Person or any breach by the Underwriter of any of its obligations under this agreement or the FSA or the regulatory system (as defined in the rules of The Securities and Futures Authority Limited).

12.2 Meggitt undertakes to the Underwriter (for itself and, on the basis that it shall enjoy an absolute discretion as to the enforcement of any claim under this clause 12.2, as trustee for each and every Indemnified
        Person) to the fullest extent permitted by law to indemnify each Indemnified Person and hold it and each Indemnified Person fully and effectively indemnified against all claims, actions, demands, liabilities and proceedings which may be made, brought, threatened or established against any Indemnified Person (whether or not successful, compromised or settled) by any subscriber, allottee, sub-underwriter of any of the Stock Units or any purchaser or transferee thereof or by any other person, governmental agency or regulatory body whatsoever and against all losses, liabilities, costs, charges and expenses which that Indemnified Person may pay, suffer or incur in connection therewith
        (including those paid, suffered or incurred in investigating, seeking advice as to, defending or disputing any such claim, action or demand and in enforcing its rights under this clause) and which in any case is occasioned by or results from or is attributable to or would not have arisen but for (in each case whether directly or indirectly):-

        (a) any breach by the Company or by Meggitt of any of their obligations under this agreement; or

        (b) the carrying out or performance by the Underwriter (or by any Indemnified Person on its behalf) of any of its obligations or services under this agreement or otherwise in connection with the Issue save for any losses, liabilities, costs, charges or expenses arising from the Underwriter's subscription for Stock
                 Units pursuant to clause 9; or



                                      -18-






         (c) any failure or alleged failure to comply with any legal, statutory or regulatory requirement whether of the United
                  Kingdom or elsewhere in relation to the Issue or the allotment and issue of the Stock Units or the release of the Press
                  Announcement or the publication and despatch of the Issue
                  Documents; or

         (d) the Issue Documents not containing or being alleged not to contain all information required to be stated therein or any statement therein being or being alleged to be defamatory, untrue, inaccurate, incomplete or misleading in any respect;
                  or

         (e) any of the Warranties being untrue or inaccurate at the date of this agreement or having become untrue or inaccurate at any time between the date of this agreement and Admission by reference to the facts and circumstances from time to time subsisting, unless and to the extent that such losses, costs, charges or expenses result from the negligence or wilful default of an Indemnified Person or any breach by the Underwriter of its obligations under this agreement or the FSA or the regulatory system (as defined in the rules of The Securities and Futures Authority Limited).

12.3 The Underwriter shall, as soon as reasonably practicable after becoming aware of any claim made or threatened against any Indemnified Person which may give rise to a claim against Meggitt under clause 12.2, notify Meggitt thereof and enter into and maintain consultation with Meggitt on all material aspects of such claim and shall, where practicable, take into account Meggitt's reasonable requests in relation thereto.

12.4 If the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into any charge to taxation any sum payable under the indemnity contained in this clause 12, then the amount so payable shall be increased by such amount as will ensure that after deduction of the taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable under such indemnity.

13.      ANNOUNCEMENTS

13.1 Meggitt undertakes to the Underwriter that, save for the issue and publication of the Issue Documents and the Press Announcement in accordance with the terms of this agreement:-

         (a) no public announcement or communication concerning any member of the Group which is or may be material in the context of the Issue or the underwriting of the Stock Units;

         (b) no notice, bill, poster or document announcing the publication or despatch of the Circular or the Provisional Allotment
                  Letters or the issue of the Stock Units and indicating the essential characteristics of the Stock Units;

         (c) no document relating to the admission of the Stock Units and/or to the New Ordinary Shares to the Official List,


                                      -19-









         will be published, made or despatched by or on behalf of any member of the Group or any of their respective directors at any time between the date hereof and the third Dealing Day after the completion of the Tender Offer without the prior written consent of the Underwriter (such consent not to be unreasonably withheld or delayed).

13.2 Meggitt will not, and will procure that no other member of the Group will, at any time between the date hereof and the third Dealing Day after the completion of the Tender Offer, enter into any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into, which is or may be material in the context of the Issue or the underwriting of the Stock Units, or issue any shares or options over shares or securities convertible or exchangeable into shares (other than pursuant to and in accordance with entitlements described in the Circular) or enter into any agreement or undertaking to do the same without the prior written consent of the Underwriter (such consent not to be unreasonably withheld or delayed).

13.3 Meggitt undertakes to the Underwriter that, until the date of publication of the preliminary announcement of the results of the Group for the six months ending on 30 June 1999 (the "Publication Date"), it will:-

         (a) discuss with the Underwriter in advance any public statement or document which relates to the Group's financial or trading position or prospects or to any acquisition, disposal, reorganisation, takeover, management development or any other significant matter (similar or not to the foregoing) and which any member of the Group proposes to make or publish before the Publication Date;

         (b) discuss with the Underwriter in advance any other information which may be required to be notified to the Company
                  Announcements Office of the Stock Exchange in accordance with paragraph 9.1 or 9.2 of the Listing Rules; and

         (c) forward to the Underwriter for its comments (to which Meggitt shall have due regard) drafts in final form of any accounts or any public statement or document or information which any member of the Group proposes to make or publish before the Publication Date and which relates to any matter falling within paragraph (a) or (b) of this clause 13.3.

13.4 The Underwriter shall be entitled to make for itself or on behalf of any Indemnified Person, after such consultation with Meggitt as shall be reasonably practicable in the circumstances, any announcement concerning the Issue as may in its reasonable opinion be necessary in order to comply with paragraph 9.1 of the Listing Rules or section 47 of the FSA.

14.      GENERAL

14.1 The Company confirms that it has arranged for The Royal Bank of Scotland plc to act as receiving bankers to the Issue and for Computershare Services PLC to act as registrars to the Company for the purposes of the Issue and for such persons to carry out the obligations of the receiving bankers and registrars as provided in the Issue
         Documents.

                                      -20-










14.2 No delay or omission on the part of the Underwriter in exercising any right, power or remedy under this agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy by the Underwriter under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.3 The rights, powers and remedies of the Underwriter provided in this agreement are cumulative and not exclusive of any other rights, powers and remedies (whether provided by law or otherwise).

14.4 No variation to this agreement shall be effective unless it is in writing and signed by or on behalf of the Company, Meggitt and the Underwriter.

14.5 Time shall be of the essence of this agreement, both as regards the times, dates and periods mentioned herein and any times, dates or periods which may in accordance with the provisions of this agreement or by mutual agreement in writing be substituted therefor.

15.      NOTICES

         Any notice or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing
         (not including writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this clause) and shall be delivered personally or sent by fax or prepaid first class post:-

                in the case of the  Company and of
                Meggitt to:-

                Farrs House
                Cowgrove
                Wimborne
                Dorset BH21 4EL
         Fax: 01202 847819
         Attention: Philip Green, Company Secretary

                in the case of the Underwriter to:-

                N M Rothschild & Sons Limited
                New Court
                St Swithin's Lane
                London EC4P 4DU
         Fax: 0171 280 5389
         Attention: Tony Allen

         and shall be deemed to have been duly given or made as follows:-

                                      -21-











         (a) if sent by personal delivery, upon delivery at the address of the relevant party;

         (b) if sent by first class post, two Dealing Days after the date of posting; and

         (c) if sent by facsimile during normal office hours, when despatched.

16.      COUNTERPARTS

         This agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17.      GOVERNING LAW

17.1 This agreement shall be governed by, and construed in all respects in accordance with, English law.

17.2 The courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England. Each party irrevocably waives any objection which it may have at any time to the courts of England as the forum to hear and decide any such suit, action or proceeding and to settle any such dispute and agrees not to claim that the courts of England are not a convenient or appropriate forum. Process by which any such suit, action or proceedings are begun in England may be served on a party in the manner provided in clause 15 provided always that nothing in this clause 17.2 shall affect the right of a party to serve process in any other manner permitted by law.

IN WITNESS whereof this agreement has been executed on the date first above written.

                                      -22-











                                   SCHEDULE 1
                              Delivery of Documents

1. Save to the extent that the same shall have been delivered to the Underwriter prior to the date of this agreement, Meggitt shall procure that the following documents are delivered to the Underwriter forthwith upon execution of this agreement (or as soon as practicable thereafter):-

1.1 a certified copy of the memorandum and articles of association of Meggitt;

1.2 a certified copy of resolutions of the boards of directors of Meggitt and/or the Company (or duly established and authorised committees thereof) in the agreed form approving this agreement and authorising a specified person or persons to execute this agreement on behalf of Meggitt and of the Company, approving and authorising, inter alia, the application for Admission and the signing of an application in the form of Schedule 3A to the Listing Rules in respect of the Stock Units, approving and authorising the release, publication and despatch of the Press Announcement and the Issue Documents;

1.3 certified copies of statements in the agreed form signed by each Director accepting responsibility for the information contained in the Circular;

1.4 certified copies of powers of attorney in the agreed form executed by each Director;

1.5 certified copies of letters signed by each Director and addressed to the Stock Exchange confirming the completeness of the information contained in the Circular in the terms required by paragraph 5.5 of the Listing Rules;

1.6 the report on the indebtedness of the Enlarged Group as at 14 May 1999 in the form previously approved by the Underwriter;

1.7 the Working Capital Report in the form previously approved by the Underwriter together with a signed copy of a letter from Meggitt to the Underwriter confirming that the Working Capital of the Group is sufficient for its present requirements;

1.8 a signed copy of a letter from the Auditors reviewing the indebtedness report and Working Capital Report and confirming the accuracy of certain financial information contained in the Circular;

1.9 a signed copy of a letter from the Auditors addressed to Meggitt and the Underwriter consenting to the issue of the Circular;

1.10 signed copies of letters addressed to the Underwriter from Meggitt, the Auditors and Meggitt's solicitors addressing the matters referred to in paragraph 2.8 of the Listing Rules;

1.11     a certified copy of the completed Verification Notes;

1.12 a copy of the Circular bearing evidence of the formal approval thereof by the Stock Exchange as a Prospectus;

                                      -23











2. Meggitt shall procure that a certified copy of the resolution of the board of directors of Meggitt and/or the Company (or duly established and authorised committees thereof) in agreed form approving and authorising the provisional allotment of the Stock Units nil paid, subject to Admission, and confirming that no such change or new matter as is referred to in Section 147(a) of the FSA has occurred or between the execution of this agreement and Admission are delivered to the Underwriter immediately following the provisional allotment of the Stock Units pursuant to clause 6.1.

3. The Company shall, forthwith following the confirmation of allotment and/or the making of new allotments of the Stock Units pursuant to clause 6.2, deliver to the Underwriter a certified copy of the resolution of the board of directors of the Company (or a duly established and authorised committee thereof) confirming the allotments of the Stock Units taken up and making new allotments of the Stock
         Units not taken up as referred to in clause 6.2.

4. Where the resolutions referred to in paragraphs 1.2, 2.2 and 3 of this schedule or any of them are resolutions of a committee of the board of directors, Meggitt shall procure that there is also delivered to the Underwriter a certified copy of the resolution of the board of directors appointing such committee (save to the extent that a certified copy thereof shall previously have been delivered to the Underwriter).


                                      -24-











                                   SCHEDULE 2
                                   Warranties

1.       Press Announcement

1.1 All statements of fact contained in the Press Announcement are true and accurate in all material respects and are not misleading in any material respect.

1.2 All forecasts, estimates and expressions of opinion, intention or expectation contained in the Press Announcement are fairly based and have been made on reasonable grounds after due and proper enquiry and consideration.

1.3 There are no facts known, or which could on reasonable enquiry have been known, to any of the Directors which are not contained in the Press Announcement, the omission of which would make any statement of fact or any forecast, estimate or expression of opinion, intention or expectation contained therein misleading in any material respect.

2.       Circular

2.1 All statements of fact contained in the Circular are true and accurate in all material respects and are not misleading in any material respect.

2.2 All forecasts, estimates and expressions of opinion, intention or expectation contained in the Circular are fairly based and have been made on reasonable grounds after due and proper enquiry and consideration.

2.3 There are no facts known, or which could on reasonable enquiry have been known, to any of the Directors which are not contained in the Circular, the omission of which would make any statement of fact or any forecast, estimate or expression of opinion, intention or expectation contained therein misleading in any material respect or which in the context of the Issue are material for disclosure therein.

2.4 The Circular contains all such information as investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of:-

         (a) the assets and liabilities, financial position, profits and losses, and prospects of the Enlarged Group; and

         (b)      the rights attaching to the Stock Units and the New Ordinary
                  Shares,

         in each case (i) including any such information within the knowledge of the Directors or being reasonable to obtain by making enquiries and
         (ii) having regard to the matters specified in section 146(3) of the FSA.

2.5 There is no fact or circumstance which is not disclosed in the Circular which Meggitt considers ought to be taken into account by the Stock
         Exchange in considering the suitability for listing of the Stock Units and the New Ordinary Shares.

                                      -25-











3.       Accounts

3.1      The Accounts have been:-

         (a) prepared on bases consistent with the bases upon which the audited consolidated accounts of the Group for the year ended
                  31 December 1997 were prepared save as disclosed therein;

         (b) prepared in accordance and comply with the Act and generally accepted accounting principles and practices in the United
                  Kingdom consistently applied and all applicable Financial
                  Reporting Standards and Statements of Standard Accounting
                  Practice; and

         (c) audited in accordance with the Act and all auditing standards and guidelines issued by the Auditing Practices Board.

3.2 The Accounts give a true and fair view of the state of affairs of Meggitt and the Group as at, and of the results and cash flows of the Group for the period ended on, the Accounts Date and fairly set out the assets, liabilities and reserves of the Group and either make proper provision for or, where appropriate, include a note of all liabilities or commitments, whether actual, deferred or contingent, of the Group as at the Accounts Date.

4.       Position since the Accounts Date

         Since the Accounts Date, the Group has carried on business in the ordinary and usual course and, save as disclosed in the Circular, there has been no significant adverse change in the financial or trading position or prospects of the Group taken as a whole and since the Accounts Date no member of the Group has incurred any commitment or liability of an onerous or unusual nature nor has any such company become a party or otherwise subject to any contract or commitment of an onerous or unusual nature which in either case is material for disclosure in the context of the Issue and/or the underwriting of the Stock Units.

5.       Prior documents and announcements

         In the case of each document issued and each announcement made by or on behalf of Meggitt since the date of publication of the Accounts except as disclosed in the Circular or in any document issued or announcement made to the press, public or Stock Exchange after the issue of the relevant document or announcement, each statement of fact contained therein was when made and remains true and accurate in all material respects and not misleading in any material respects and all forecasts, estimates and expressions of opinion, intention or expectation contained therein were when made and are honestly held and fairly based and were made on reasonable grounds after due and proper enquiry and consideration and there were no other facts known, or which on reasonable enquiry could have been known, to the Directors, the omission of which would make any such statement or expression therein misleading or which were or might have been material in the context in which the document or announcement was issued or made.

                                      -26-









6.       Litigation

         Save as disclosed in the Circular, no member of the Group nor, so far as Meggitt is aware, any person for whom any member of the Group is or may be vicariously liable is or has been involved in any civil, criminal, arbitration or other proceedings (including, for this purpose, any governmental, regulatory or similar investigation or enquiry) which individually or collectively may have or have had during the twelve months preceding the date of this agreement a significant effect on the financial or trading position or prospects of the Group taken as a whole or which individually or collectively are material for disclosure in the context of the Issue and no such proceedings are pending or threatened, so far as the Directors are aware (having made all reasonable enquiries), there are no circumstances which are likely to give rise to any such proceedings.

7.       Capacity and compliance

7.1 As regards conversion rights, subject to the passing of the Resolution, Meggitt, the Company and the Directors have power to enter into and perform this agreement and, in particular, to allot and issue the Stock
         Units in the manner proposed without any sanction or consent by members of Meggitt or any class of them and there are no other consents, authorisations or approvals required by Meggitt or the Company in connection with the entering into and the performance of this agreement and the allotment and issue of the Stock Units which have not been irrevocably and unconditionally obtained.

7.2 The entering into of this agreement and the performance by Meggitt and the Company of their obligations hereunder and the allotment and issue of the Stock Units will comply with all agreements to which any member of the Group is a party and will not infringe or exceed any limits, powers or restrictions binding upon any member of the Group and/or any of its assets or the terms of any contract, obligation or commitment of any member of the Group.

7.3      The issue and publication of the Press Announcement and the Issue
         Documents and the allotment and issue of the Stock Units in the manner proposed will comply with the FSA, the Act, the Listing Rules, the rules and regulations of the Stock Exchange and all other relevant laws and regulations of the United Kingdom and elsewhere and all applicable requirements of any regulatory body.

7.4 All statements made by or on behalf of Meggitt in connection with any application to the London Stock Exchange for certain information to be omitted from the Circular are true and accurate in all material respects and are not misleading in any material respect and there are no facts known to Meggitt or the Directors which have not been disclosed to the London Stock Exchange in connection therewith which by their omission make any such statements misleading in any material respect or are material for disclosure to the London Stock Exchange in connection therewith.

8.       Default

8.1 No event or circumstance has occurred or arisen or, so far as the Directors are aware, is about to occur or arise by reason of which any person is, or would be, with the giving of notice and/or lapse of time and/or a relevant determination become entitled to require

                                      -27-












         repayment prior to its stated maturity, or to take any step to enforce security for, any borrowings or indebtedness in the nature of borrowing of Meggitt or any other member of the Group and neither Meggitt nor any other member of the Group has received notice from any person to whom any indebtedness which is repayable on demand is owed demanding repayment of the same and neither Meggitt nor any of the Directors is otherwise aware that any such person proposes to demand repayment of, or to take any step to enforce any security for, the same, and which would in any such case have a material adverse effect on the business, assets or prospects of the Group taken as a whole.

8.2 No event or circumstance has occurred or arisen or, so far as the Directors are aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which Meggitt or any other member of the Group is a party or by which any such company or any of its properties, revenues or assets are bound, and which would in any such case have a material adverse effect on the businesses, assets or prospects of Meggitt or the Group taken as a whole.

9.       Shares

9.1 Save as specifically disclosed in the Circular, there are in force no options or other agreements or arrangements which call for the issue of, or accord to any person the right to call for the issue of, in either case, whether conditionally or unconditionally, any shares or other securities of Meggitt or any other member of the Group now or at any time hereafter.

9.2 None of the shareholders of Meggitt have any rights, in their capacity as such, in relation to the Group other than as set out in the articles of association of Meggitt or which they have by law.

9.3 The Stock Units will, upon allotment, be free from all claims, charges, liens, encumbrances and equities whatsoever and will, save as provided in the Circular, rank pari passu on conversion in all respects with the existing Ordinary Shares.

10.      Insolvency

         No trading member of the Group has taken any action, nor have any other steps been taken or legal proceedings started or threatened against any member of the Group, for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, revenues or assets.

11.      Authority to carry on business

         All material licences, permissions, authorisations and consents required in any jurisdiction for the effective operation of the businesses of the Group have been obtained and complied with and are in full force and effect and, so far as the Directors are aware (having made all reasonable enquiries), there are no circumstances which might lead to any of such licences,

                                      -28-











         permissions, authorisations and consents being revoked, suspended, varied or refused renewal.

12.      Working Capital Report/Statement

12.1 All information supplied by Meggitt to the Underwriter and/or the Auditors in connection with the review of the working capital requirements and indebtedness of the Group as set out in the Circular was when given and to the best of Meggitt's knowledge, information and belief remains true and accurate in all material respects and not misleading in any material respect.

12.2 All information supplied by Meggitt to the Underwriter and/or or the Auditors in connection with the review of the working capital requirements and indebtedness of the Whittaker Group as set out in the Circular to the extent that it was compiled from information made available to Meggitt by Whittaker and its advisors has been correctly and fairly reproduced and presented in the Circular and to the best of Meggitt's knowledge, information and belief is true and accurate in all material respects and not misleading in any material respect.

12.3 The Working Capital Report/Statement has been approved by the Directors and has been made after due and careful enquiry. All statements of fact in relation to the Group contained therein are true and accurate in all material respects and not misleading in any material respect, all forecasts, estimates and expressions of opinion, intention or expectation in relation to the Group contained therein are made on reasonable grounds after due and proper consideration and are fairly based, there are no other facts known or which could on reasonable enquiry have been known to the Directors the omission of which would make any such statement or expression in the Working Capital
         Report/Statement misleading in any material respect.

12.4 All statements of fact, forecasts, estimates and expressions of opinion, intention or expectation in relation to the Whittaker Group contained in the Working Capital Report have been based on or compiled from information made available to Meggitt by Whittaker and its advisors, and has been correctly and fairly reproduced and presented and to the best of Meggitt's knowledge, information and belief is true and accurate in all material respects and is not misleading in any material respect and there are no other facts the omission of which would make any such statement misleading in any material respect.

12.5 All the assumptions on which that Report/Statement is based are assumptions which the Directors believe to be reasonable and, so far as the Directors are aware, there are no other assumptions on which that Report ought to have been based which have not been made and no other fact which ought to have been taken into account in preparing the Report.

12.6 Having regard to available bank and other facilities and the proceeds of the Issue, the Enlarged Group will have sufficient working capital for its present requirements, that is for not less than the next 12 months.

                                      -29-










13.      Insurance

         Meggitt has at all times effected such insurance as required by law and the policies of insurance which are maintained by Meggitt afford, in the reasonable opinion of the Directors, Meggitt adequate cover against such risks as companies carrying on the same type of business as Meggitt commonly cover by insurance and, so far as the Directors are aware, there are no circumstances which are likely to lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is no material claim outstanding under any such policy nor are any of the Directors aware of any circumstances likely to give rise to any such claim.

14.      US selling restrictions

14.1 None of Meggitt, the Company nor any of their affiliates nor any person acting on behalf of Meggitt, the Company or any of their affiliates has prior to the date hereof:-

         (a) engaged in any directed selling efforts with respect to the Provisional Allotment Letters, Stock Units or New Ordinary
                  Shares; or

         (b)      offered or sold Provisional Allotment Letters, Stock Units or
                  New Ordinary Shares by means of any form of general solicitation or general advertising within the meaning of Rule
                  502(c) under the United States Securities Act of 1933, as amended (the "Securities Act"); or

         (c)      offered or sold Provisional Allotment Letters, Stock Units or
                  New Ordinary Shares within the United States except in accordance with Rule 903 of Regulation S under the Securities
                  Act ("Regulation S"), pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

14.2 Terms used in warranty 14.1 have the meanings given to them by Regulation S under the Securities Act.

14.3 So far as Meggitt is aware, there is no substantial US market interest in the Stock Units or the New Ordinary Shares.

                                      -30-











                                   SCHEDULE 3
                                   Certificate

                           [Letterhead of Meggitt PLC]

N M Rothschild & Sons Limited
New Court
St. Swithin's Lane
London  EC4P 4DU

                                                                     June 1999

Dear Sirs,

          Proposed Issue of 49,946,108 Stock Units of 5p each (the "Issue")

We refer to the proposed Issue and the underwriting agreement dated 9 June 1999 relating to the Issue (the "Underwriting Agreement"). Words and expressions defined in the Underwriting Agreement have the same meanings herein.

We hereby confirm to you that:

(a) we have complied in all material respects with all our obligations under the Underwriting Agreement which fall to be performed to date;

(b) the Stock Exchange has granted permission for the Stock Units to be admitted to the Official List (subject only to the despatch of Provisional Allotment Letters);

(c) the Company has complied in all material respects with its obligations under the Underwriting Agreement to the extent that the same fall to be performed prior to Admission;

(d) none of the Warranties was untrue or inaccurate at the date of the Underwriting Agreement or is untrue or inaccurate so far as the Directors and Meggitt are aware at the date of this letter by reference to the facts and circumstances from time to time subsisting.

Yours faithfully,

 ..................................
Director, duly authorised,
for and on behalf of
Meggitt PLC


                                      -31-













Signed by E.J. LEWIS                            )
duly authorised for and on behalf of            )
MEGGITT FUNDING LIMITED                         )

Signed by E.J. LEWIS                            )
duly authorised for and on behalf of            )
MEGGITT PLC                                     )

Signed by A.V. ALLEN                            )
duly authorised for and on behalf of            )
N M ROTHSCHILD & SONS LIMITED                   )


                                      -32-





